Exhibit 10.4

April 20, 2015

Mr. Charles S. Bernstein

Dear Chuck,

I am very pleased to offer you the position of Senior Vice President, Global Sales for Westell
Technologies, Inc. (the “Company”), reporting to me.

Your annual starting salary for this position will be $265,000 (Base Salary), which is equivalent to
$10,192.31 per pay period, plus a variable incentive target of $215,000. Variable compensation is paid monthly subject to the terms and conditions of the Company’s Sales Incentive Plan for Fiscal Year 2016.
A copy of the Sales Incentive Plan is attached hereto for your convenience. Eligibility for the Sales
Incentive Plan will begin immediately upon your hire date. Any payouts will be pro-rated based on your start date within the fiscal year. The fiscal year began on April 1, 2015 and ends March 31, 2016. The
Company reserves the right to modify any plans and/or to move you from the Company’s Sales Incentive
Plan to the Westell Performance Bonus Plan with other Company executives.

We are excited to have you join us and will need to determine a mutually acceptable start date with
Westell. In addition to the compensation noted above, and after your start date and upon final approval of the Board of Directors, you will be awarded a grant of Restricted Stock Units (RSUs) for the equivalent of
180,000 shares of Company common stock and a grant of Stock Options for the equivalent of 120,000 shares of Company common stock (priced as of the later of grant date or your start date). Please note that the RSUs and Stock Options will vest at 25% each year upon the anniversary of their grant (or your start date, if later). Any grants issued will follow the terms set forth in the Westell Technologies, Inc. 2004
Stock Incentive Plan and your specific stock grants.

In consideration for this employment offer and the equity grants set forth above, we will also ask you to sign the attached Confidential Information, Invention Assignment, and Non-Solicitation Agreement on
your start date. Please let us know in advance any questions that you may have on this agreement.

We also would like to offer you four weeks of Paid Time Off (PTO), which accrues ratably over the calendar year. We will provide you advance information on Westell’s other employee benefits, which will be reviewed with you during orientation. Eligibility for the benefits program begins the first of the month after your date of hire.

Your employment will be at-will, and can be terminated by you or the Company at any time with or without
Cause (defined below) subject to the following terms:

•	The Company may terminate your employment without Cause at any time upon at least thirty
(30) days prior written notice. If the Company terminates your employment without Cause, the
Company shall pay you the following: (A) within fifteen (15) business days after the separation from service under Section 409A of the Internal Revenue Code (the “Date of Termination”), any

Mr. Charles S. Bernstein
April 20, 2015

earned but unpaid Base Salary; (B) within a reasonable time following submission of all applicable documentation, any expense reimbursement payments for expenses incurred prior to the Date of Termination; and (C) no later than sixty (60) days following the Date of Termination, any earned but unpaid bonus or commission amount relating to the prior fiscal year and any unpaid but earned amounts under the Company’s Sales Incentive Plan, in accordance with the
Sales Incentive Plan terms (with extensions on payment if needed to calculate amount), and all payments are subject to compliance with Section 409A of the Internal Revenue Code. In addition, if your employment is terminated without Cause, all stock option, restricted stock and other equity-based incentive awards granted by the Company that were outstanding but not vested as of the date of the date of employment termination, shall vest pursuant to their express terms.

•	The Company also shall pay you, on the sixtieth (60th) day following the Date of Termination, a lump-sum payment equal to 50% of your Base Salary in effect immediately prior to the Date of
Termination; and you shall be entitled to the continuation of your medical, dental and vision benefits to the extent permissible under the terms of such plans or at law, on the same basis as offered to active executives for a period of one year or until such earlier time as you become employed and eligible for such benefits under a plan of the new employer. Continuation coverage under COBRA shall run concurrently with the obligation hereunder. Your cost to continue coverage during this period shall be the out-of-pocket cost for comparable active employees.

In exchange for the compensation and benefits noted in the two previous paragraphs, you will be required to sign (and not revoke) at the time of separation, a Separation Agreement and Release.

•	The Company may terminate your employment for Cause at any time upon written notice specifying the cause for termination and the intended termination date, provided that you fail to reasonably address and remedy the circumstances constituting “Cause” within the applicable notice and/or cure period, if any. Upon termination for Cause, you shall be entitled to receive your
Base Salary, any unpaid bonus/commissions and benefits through the effective date of such termination, your accrued and unused PTO, any expense reimbursement payments for expenses incurred prior to the Date of Termination (following submission of all applicable documentation);
and nothing else.

•	You may resign from and terminate your employment with the Company at any time upon at least thirty (30) days prior written notice. If you resign from the Company, you shall be entitled to receive any accrued and unpaid Base Salary, any unpaid commissions and benefits then due and owing through the effective date of such termination, your accrued and unused PTO, any expense reimbursement payment for expenses incurred prior to the Date of Termination
(following submission of all applicable documentation); and nothing else. In the event you resign from the Company at any time, the Company shall have the right to make such resignation effective as of any date prior to the expiration of any required notice period.

For purposes of this offer and our arrangement, “Cause” shall mean: (i) theft, dishonesty, fraudulent misconduct, unauthorized disclosure of trade secrets, gross dereliction of duty or other grave misconduct on your part that is substantially injurious to the Company; (ii) your willful act or omission that you knew would have the effect of materially injuring the reputation, business or prospects of the Company; (iii) your

Mr. Charles S. Bernstein
April 20, 2015

failure to comply with a particular directive or request from the Board of the Company regarding a matter material to the Company, and your failure thereafter to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following your receipt of written notice from such Board confirming your noncompliance; (iv) your taking of an action regarding a matter material to the Company which action you knew at the time the action was taken to be specifically contrary to a particular directive or request from the Board of the Company, (v) your failure to comply with the written policies of the Company regarding a matter material to the Company, including expenditure authority, and your failure thereafter to reasonably address and remedy such noncompliance within thirty (30) days (or such shorter period as shall be reasonable or necessary under the circumstances) following your receipt of written notice from such
Board confirming your noncompliance, but such opportunity to cure shall not apply if the failure is not curable; (vi) your engaging in willful, reckless or grossly negligent conduct or misconduct which, in the good faith determination of the Company's Board, is materially injurious to the Company, or one or more of the other Westell Companies, monetarily or otherwise; (vii) your aiding or abetting a competitor or other breach of your fiduciary duties to the Company or any other of the Westell Companies for which you serve as officer or director; (viii) your material breach of your obligations of confidentiality or nondisclosure; (ix) your use or knowing possession of illegal drugs on the premises of any of the Westell
Companies; (x) you are convicted of, or plead guilty or no contest to, a felony or a crime involving moral turpitude; or (xi) your consent to an order of the Securities and Exchange Commission for your violation of the federal securities laws.

If, within six months following a Change of Control, the Company terminates your employment without Cause, the Company shall pay you, on the sixtieth (60th) day following the Date of
Termination, a lump-sum payment equal to 100% of your Base Salary in effect immediately prior to the Date of Termination. All stock option, restricted stock and other equity-based incentive awards granted by the Company (including any assumed awards) that were outstanding but not vested as of the date of a Change of Control, shall vest pursuant to their express terms. “Change of Control” shall mean the first to occur of the following: (i) the consummation of the purchase by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the
Securities Exchange Act of 1934, as amended, except the Voting Trust (together with its affiliates) formed pursuant to the Voting Trust Agreement dated February 23, 1994, as amended, among Robert C. Penny III and Melvin J. Simon, as co-trustees (or any successors), and certain members of the Penny family and the Simon family, of ownership of shares representing more than 50% of the combined voting power of the Company's voting securities entitled to vote generally (determined after giving effect to the purchase); (ii) a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power entitled to vote generally of the Company or the surviving or resulting entity (as the case may be); or (iii) a sale of all or substantially all of the Company's assets, except that a Change in Control shall not exist under this clause (iii) if the Company or persons who were shareholders of the Company immediately prior to such sale continue to collectively own 50% or more of the combined voting power entitled to vote generally of the acquirer. In exchange for the compensation and benefits noted in this paragraph, you will be required to sign (and not revoke) at the time of separation, a
Separation Agreement and Release.

Mr. Charles S. Bernstein
April 20, 2015

•	All payments will be less tax withholdings.

This offer is contingent upon Westell Technologies, Inc. Board approval, satisfactory completion of reference checks and our review of your completed D&O questionnaire, as well as the successful completion of a pre-employment drug screening and a criminal background check. This offer of employment is not a contract for employment for any set period of time. All of the compensation and benefit items that make up your terms and conditions of employment are extended with the rights as well as customary conditions of the Westell policies that govern them. If you have any questions regarding benefits, please contact me or our Director of Human Resources, Sharon Hintz, at 630- 375-4160 or
SHintz@westell.com.

By signing this letter, you acknowledge that the terms described in this letter, together with the
Confidential Information, Invention Assignment, and Non-Solicitation Agreement, set forth the entire agreement between us and supersedes any prior representations or agreements, whether written or oral;
there are no terms, conditions, representations, warranties, or covenants other than those contained herein. No term or provision of this letter may be amended, waived, released, discharged, or modified except in writing signed by you and an authorized officer of the Company except that the Company may, in its sole discretion, adjust incentive or variable compensation, stock plans and benefits.

We are very excited about the prospect of you joining the Westell team. We are confident that you will bring a wealth of capabilities and values that are consistent with our plans to establish, develop and grow a world-class company.

If this is acceptable to you, please return a scanned or facsimile copy to me, as acceptance of this offer.
As you know, upon your acceptance we will proceed with a press release and any related SEC filings.
Welcome to Westell!

Sincerely,

/s/ J. Thomas Gruenwald
J. Thomas Gruenwald
President and Chief Executive Officer

Accepted:
/s/ Charles S. Bernstein
4/23/2015
Charles S. Bernstein             (date)

Mr. Charles S. Bernstein
April 20, 2015

April 23, 2015

Mr. Charles S. Bernstein

Dear Chuck,
I’m pleased that this process is moving along and you’ll be joining us within a few weeks. We’re looking forward to having you as part of our team.

This letter is confirmation of our agreement regarding a sign on bonus with Westell.
Provided that you are not paid your final commission payment from your prior organization, after you exercise reasonable efforts to secure such commission payment, we will provide you with a sign-on bonus in the amount of $45,000, less applicable withholdings. This will be paid to you in bi-weekly installments of $3,500 (less applicable withholdings) over twelve pay cycles beginning with the first pay cycle in
June 2015. If within twelve months of your hire date with Westell, you voluntarily terminate your employment, or are terminated for cause, or you recover the final commission payment from your prior organization, you shall repay to the company the full amount of the sign on bonus at the time of termination. This sign on bonus agreement will be incorporated in and subject to the letter agreement you executed on April 23, 2015,

Sincerely,
/s/ J. Thomas Gruenwald
J. Thomas Gruenwald
President and Chief Executive Officer

Accepted:
/s/ Charles S. Bernstein          4/23/2015

Charles S. Bernstein             (date)